Final version

AWS HOLDING AB AND ETTORE J. CORINGRATO JR

GEXFO DISTRIBUTION INTERNATIONALE INC.
SHARE TRANSFER AGREEMENT
REGARDING PICOSOLVE AB
Final version

Final version

1       Background
2       Definitions
3       Sale and Purchase
4       Purchase Price
4.1         The Purchase Price
4.2.        Payment of the Fixed Purchase Price
4.3         Payment of the Earn-Out
4.6         General Conditions
4.7         Conditions Precedent to Buyer’s obligations
4.8         Non-fulfilment
5       Closing
6       Warranties of the Seller
6.1         Corporate Existence and Power
6.2         Corporate Authorisation and Non-Contravention
6.3         Capitalisation and Title
6.4         Records
6.5         Accounts and Accounting Principles
6.6         Loans and Other Financial Facilities
6.7         Dividends and Loans
6.8         Title to Assets
6.9         Accounts Receivable and Liquid Assets
6.10        Leased Premises
6.11        Powers of Attorney
6.12        Agreements
6.13        Insurance
6.14        Environmental Matters
6.15        Intellectual Property
6.16        IT and Data Protection
6.17        Employment and Pension Agreements and Labour Controversies
6.18        Compliance with Law
6.19        Litigation
6.20        Taxes
6.21        The Business
6.22        Relationship with the Seller

6.23         Information
6.24         Absence of Certain Changes or Events
7       Covenants of the Seller
7.1         Restrictive Covenant
7.2         Co-operation by Seller
7.3         Breach by the Seller
8       Covenants of the Buyer
9       Indemnification
9.1         Indemnification
9.2         Limitation of Indemnification
10       Confidentiality
11       Announcements
12       Costs
13       Entire Agreement
14       Amendments and Waivers
15       Notices
16       Assignments
17       Partial Invalidity
18       Governing Law and Disputes

APPENDICES:

Appendix 4.4.1	Calculation of the Earn-outs

Appendix 4.6	Competition Authorities

Appendix 6.3.2	Share Capital of the company

Appendix 6.4.1	Copies of the Company’s articles of association, shareholders’ register and extracts from the relevant trade register

Appendix 6.5.2	Balance Sheet

Appendix 6.6.1	Loans and other Financial Facilities

Appendix 6.10.1	Leased Premises

Appendix 6.12.1	Material Agreements

Appendix 6.12.4	Obligations or Warranty Undertakings

Appendix 6.15.1	Intellectual Property

Appendix 6.15.5	List of all litigation, proceedings, investigations, claims or actions

Appendix 6.15.7	Owned Intellectual Property or Licensed Intellectual Property

Appendix 6.17.1	Employment matters

Appendix 6.17.2	Employment Agreements

Appendix 6.19.1	Litigation

Appendix 6.24.1	Certain Events

PATENT TRANSFER AGREEMENT

Final version

SHARE TRANSFER AGREEMENT

This share transfer agreement (this “Agreement”) is entered into on 5 February 2009

AMONGST:

(1)	Starta Eget Boxen 11 629 AB, in the process of changing its name to AWS Holding AB, a company duly incorporated and organised under the laws of Sweden, Sweden (the “Holding”); and NOTE 1

(2)	Ettore J. Coringrato Jr., (“NN”) NOTE 1

Holding and NN are jointly referred to as the Seller

(3)
GEXFO Distribution Internationale, Inc., a company duly incorporated and organised under the laws of the province of Quebec, Canada, having its registered address at  400 Godin Avenue, Quebec City, Province of Quebec, Canada, G1M 2K2 (the “Buyer”).

1	Background

1.1	PicoSolve AB, is a company duly incorporated and organised under the laws of Sweden, having its registered address at Chalmers Teknikpark, 412 88 Gothenburg, Sweden (the “Company”), NOTE 1

The Intellectual Property as defined herein and other assets related to a method and apparatus for the Technology. NOTES 1 AND 2

NOTE 1

Buyer is a holding company whose parent company EXFO Electro-Optical Engineering, Inc (“EXFO”)  is a company active directly or indirectly in technologial areas related to the Technology.

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

NOTE 2

1.2	The Seller owns all of the outstanding shares in the Company. NOTE 1

1.3	The Seller agrees to sell and the Buyer agrees to purchase all of the Shares on a fully diluted basis the terms and conditions set out in this Agreement.

2	Definitions

In this Agreement, the following definitions are used:

“Accounting Principles” means generally accepted accounting principles in Sweden

“Accounts” means the balance sheet attached hereto as Appendix 6.5.2;

“Accounts Date” means 5 February 2009

 “Affiliated Person” means a closely related Person (Sw. närstående) as set out in Chapter 21 § 1 of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) or a Person directly or indirectly controlling, controlled by or under common control with the Seller or the Buyer (as the case may be);

“Agreement” means this share transfer agreement, including all the appendices attached to it;

 “Business” means the development and commercializing of the Technology  by the EXFO Group;

“Business Day” means a day when banks are open for general banking business in Sweden and Canada;

“Buyer” means GEXFO Distribution Internationale, Inc.;

“Claim” means any claim made by the Buyer against the Seller in respect of a Loss;

“Closing” means the completion of the transaction contemplated by this Agreement;

 “Closing Date” means  February 5, 2009

 “Company” means Picosolve AB, NOTE 2;

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

“Competition Authorities” means the competition authorities or courts in the jurisdictions listed in Appendix 4.6, and/or the European Commission or a relevant member state of the European Economic Area, in the event of a referral thereto;

“Confidential Information” means any information of any kind or nature whatsoever, whether written or oral, including, without limitation, this Agreement and financial information, trade secrets, customer lists and other information, regarding the Buyer, the Seller or the Company which is not known to the general public;

“Directors” means the board members, deputy board members, managing directors and deputy managing directors of the Company as at the Closing Date;

“Earn-Out period” has the meaning set out in Section 4;

“Encumbrance” means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind;

“EXFO Group” means the current and future companies directly or indirectly controlled by or under common control of EXFO;

“Independent Accounting Firm” means a reputable international accounting firm to be selected by the Parties, provided that such firm shall not then be currently performing significant services for any of the Parties or, failing agreement between them, such firm to be appointed by the Stockholm Chamber of Commerce;

“Intellectual Property” means inventions, patents, trademarks, domain names, trade names, designs, copyrights (including copyrights in software), neighbouring rights and database rights, confidential and proprietary information including trade secrets, know-how, and any other rights of a similar kind, whether registered or not, including applications for the registration of such rights;

“Licensed Intellectual Property” means all Intellectual Property licensed to any of the Company;

“Loss” means any claim, loss, damage, liability or expense that the Buyer or the Company has incurred or may incur (including, without limitation, settlement costs and any legal, accounting and other expenses for the investigation or defence of any actions or threatened actions), resulting from or in connection with any breach of any of the Warranties;

“Material Agreement” means each agreement and other undertaking by or to Company, the value of which, or which contains undertakings or provisions that restrict the ability or right of the Company to engage in any business or compete with any Person, or which has not been entered into in the ordinary course of the Business or which is otherwise of material importance to the Company or the Business; NOTE 2

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

“Net selling price” means the price payable by the customer, exclusive of taxes, freights, customs and any other external charges;

“Network” means all hardware which is used in the Business and all communication networks or the network capacity which is necessary for the communication systems used in the Business;

“Open Source Software” means software licensed under terms pursuant to which the software licensed may be used, modified and/or redistributed in source code and/or object code forms without the payment of a license fee, including but not limited to those licenses approved by the Open Source Initiative (see www.opensource.org) , such as the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL), the Mozilla Public License and the Apache License;

“Owned Intellectual Property” means all Intellectual Property owned by the Company;

“Party” means the Seller or the Buyer, and “Parties” means the Seller and the Buyer, collectively;

“Person” means any individual, firm, company, corporation or other corporate body, government, state or agency of a state or any joint venture, trust, association or partnership (general or limited), whether or not incorporated, and whether or not its owners enjoy limited liability, and any other legal entity;

“Purchase Price” means the purchase price for the Shares set out in Section 4.1.1 hereof;

 “SEK” means the currency Swedish kronor;

“Seller” mean AWS Holding AB, and NN; NOTE 1

“Shares” means all outstanding shares in the Company on a fully diluted basis;

 “Signing Date” means the date of this Agreement;

“Statutory Books” means the shareholders’ register and minutes from shareholders’ meetings and board meetings;

 “Taxes” means all direct and indirect taxes and charges, social security fees, fees, duties and other assessments (including but not limited to any income tax, whether actual or deemed), sales tax, use tax, transfer tax, transaction tax, investment tax, capital tax, real property tax, value added tax, withholding tax, employment tax, asset holding tax or registration tax, preliminary tax under the Swedish Tax Payment Act (Sw. skattebetalningslagen), or the equivalent legislation in any relevant jurisdiction, or any amendments or replacements thereof, and deferred taxes, wherever arising, together with any interest, penalties, residual tax charges or addition to tax; and

NOTE 1:    Contains seller's confidential information.

NOTE 2

“Valid Bookings” means confirmed purchase orders, for products developed or based on the Technology, received by the EXFO Group and accepted by the EXFO Group under their normal business terms NOTE 2

“Warranties” means the warranties (Sw. garantier) of the Seller set out in Section 6.

3	Sale and Purchase

3.1	Upon the terms and subject to the conditions set out in this Agreement, the Seller agrees to sell and the Buyer agrees to purchase the Shares, together with all rights attached to them.

3.2	The Shares shall be transferred to the Buyer on and as of the Closing Date, free and clear from any Encumbrances.

4	Purchase Price

4.1	The Purchase Price

4.1.1	NOTE 2

4.2                 Payment of the Fixed Purchase Price

The Fixed Purchase Price shall be paid in USD by the Buyer on the Closing Date as set out below:

(a)	NOTE 2

(b)	NOTE 2

4.3                Payment of the Earn-Out

The purchase price for the Shares shall comprise of the First Earn-out, the  Second Earn-out, the Third Earn-Out and the Fourth Earn-Out and the four Earn-Outs calculated and paid according to an Earn-out structure as further set out below. Payment shall be effected to Holding and NN in the same proportions as the Fixed Purchase Price. Each of the periods below shall be an “Earn-Out period”. NOTE 2

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

4.3.1	NOTE 2

4.3.2	NOTE 2

4.3.3.	NOTE 2

4.3.4	NOTE 2

4.4                  Calculation of Earn-out

4.4.1	The Buyer shall calculate earned Earn-Out for the respective period above after the expiry of the period. The calculation shall be made in USD as per EXFO’s accounting system.

Appendix 4.4.1 sets out an example of the calculation of the Earn-Out amounts.

4.4.2	The Seller may audit the Buyer’s calculation of Earn-Out at any time through an Independent Accounting Firm at Seller’s cost.

4.5                  Dates for Payment of the Earn-Out

4.5.1	Within Business Days following the expiry of an Earn-Out period NOTES 1, 2 AND 3

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 3:    Contains third party confidential information.

4.5.2	NOTE 2

4.6                   General Conditions

The respective obligations of the Buyer and the Seller to complete the transactions contemplated by this Agreement shall be subject to receipt of all clearances and approvals from the Competition Authorities, listed in Appendix 4.6 unconditional, or if subject to any conditions, only such conditions that are acceptable to the Buyer in its sole discretion or the waiver by the Buyer of any clearance or approval from the competition authorities.

The Buyer has waived this condition on the Closing Date.

4.7                  Conditions Precedent to Buyer’s obligations

The obligations of the Buyer to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or the waiver by the Buyer of the following conditions precedent:

(a)
any and all required consents under any of the Material Agreements to the change of control or change of management of the Company having been obtained on terms and conditions acceptable to the Buyer, in its sole discretion;

(b)	the Warranties being true and correct at the Closing Date and the Seller shall having performed all of its obligations hereunder required to be performed by it on or prior to the Closing Date; and

(c)	approval of the board of directors of the Buyer and EXFO; and

(d)	the Patent Transfer Agreement between Holding and EXFO, shall have been duly executed; and

(e)	NOTES 3 AND 4

(f)	NOTES 1 AND 2

(g)	The balance sheet of the Company as of the Closing Date satisfactory to the Buyer

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 3:    Contains third party confidential information.
NOTE 4:    Contains confidential employee related information.

(h)	NOTES 3 AND 4

4.8                Non-fulfilment

In the event that the conditions set out in Sections 4.7 above have not been fulfilled , the Buyer shall be entitled, in its sole discretion, to terminate this Agreement forthwith in writing, and the Seller shall not be entitled to any compensation of any kind due to such termination. NOTE 2

5	Closing

5.1	Signing and Closing shall take place at the offices of Advokatfirman Vinge KB, Nils Ericssongatan 17, Göteborg, at 14.00 on the Closing Date.

5.2	At Closing:

(a)	the Seller shall:

(i)	transfer the Shares

(ii)	deliver to the Buyer the Company’s shareholders’ register, evidencing that the Buyer has been duly entered as the holder of the Shares;

(iii)
ensure that all Directors, as notified by the Buyer to the Seller not later than three (3) Business Days prior to the Closing Date, retire from their respective offices, each such Director acknowledging in writing that he or she has resigned as a director of the Company, and that he or she has no claims against the Buyer or the Company for compensation or otherwise;

(iv)
have taken all such measures that are requested by the Buyer in order for the Buyer to hold a shareholders’ meeting and a board meeting in the Company on the Closing Date, allowing the Buyer to appoint new directors and deputy directors, to appoint company signatories and to make all other decisions required by the Buyer;

(v)	cause the Company to issue powers of attorney enabling the persons appointed by the Buyer to sign for and on behalf of the Company until new signatories have been duly registered;

(vi)
demonstrate to the Buyer that the Company has been fully and finally released from guarantees, indemnities or other obligations given or incurred by the Company, as applicable, in favour of the Seller or any of its Affiliated Persons.

(vii)	Demonstrate to the Buyer that the Company does not have any debt, amount payable, taxes payable or any other amount due at the Closing Date.

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 3:    Contains third party confidential information.
NOTE 4:    Contains confidential employee related information.

(b)	the Buyer shall, against performance by the Seller of the requirements in Section 5.2 (a), pay the Purchase Price as set out in Section 4.1.

6	Warranties of the Seller

The Seller makes the following warranties (Sw. garantier), all of which are made as of the Closing Date, unless otherwise expressly stated.

6.1	Corporate Existence and Power

6.1.1
The Holding and the Company are duly incorporated and validly existing under the laws of the jurisdictions in which they were incorporated and the Seller has the requisite power and authority to enter into and perform its obligations under this Agreement and in any certificate or other document furnished or to be furnished under this Agreement. The Company has full corporate power and all necessary licences, permits and authorisations to carry on the Business as now conducted and to own, lease and operate the assets and Properties necessary in connection therewith. NN has the requisiste power and authority to enter into and perform his obligations under this Agreement and any obligation relating hereto.

6.1.2
The Company has not filed (or have had filed against them) any petition for their winding-up, are not insolvent within the meaning of applicable laws, rules or regulations or similar requirements, and have not made any assignment in favour of its creditors, nor has any petition for receivership or any administration order been presented in respect of any of the Company. The Company has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of theCompany or the winding-up or cessation of the business of the Company. No receiver or administrative receiver or liquidator has been appointed in respect of the Company or any of its material assets.

6.2	Corporate Authorisation and Non-Contravention

6.2.1
This Agreement and any certificate or other document furnished or to be furnished under this Agreement and the performance by the Seller of its obligations under them have been duly authorised by all necessary corporate action on the part of the Seller, and this Agreement and any other document or instrument executed in connection with this Agreement will, when executed, constitute valid and binding obligations of the Seller in accordance with their respective terms.

6.2.2
The execution by the Seller of this Agreement and any other document or instrument in connection with it, and the performance by the Seller of its obligations under the Agreement and the consummation of the transaction provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Seller or the Company or of any applicable law, order, judgement or decree of any court or governmental agency or of any agreement to which the Seller or the Company is a party or by which the Seller or the Company is bound.

6.3	Capitalisation and Title

6.3.1
The Seller lawfully owns and has good and transferable title to the Shares. The Shares are free and clear from any Encumbrances and there is no agreement to create any Encumbrance over any such shares. Upon the delivery of the Shares by the Seller against payment of the Purchase Price, the Buyer will acquire good and marketable title to the Shares free and clear from any Encumbrances.

6.3.2
The share capital of the Company is fully and correctly listed in Appendix 6.3.2. The Shares constitute the entire issued capital stock of the Company, and are legally and validly issued and fully paid and owned as set out in Appendix 6.3.2.

6.3.3
There are no outstanding subscriptions, options or similar rights relating to the Shares and no securities giving a right to conversion into, or any agreement or arrangement which accords to any Person the right to acquire, shares in the Company.

6.3.4	All share certificates representing the Shares are in the possession of the Seller and they are the only share certificates ever issued in relation to such shares.

6.3.5	The Company has been rendered any conditional contribution by any Person.

6.4	Records

6.4.1
Copies of the Company’s articles of association, shareholders’ registers and extracts from the relevant trade registers are attached as Appendix 6.4.1, and all such copies are true, accurate, up-to-date and complete, and reflect the present status of the Company.

6.4.2
All constitutional and other corporate documentation of the Company required by the applicable law, including but not limited to the Statutory Books, articles of association, annual reports, permits and licences, exist and are kept in accordance with applicable law and in an organised way and are true, accurate, up-to-date and complete, and all registrations and applications relating thereto have been fulfilled, and all applicable fees have been paid. There are no registrations of changes pending with the relevant authorities in the jurisdiction of the Company. No notice or allegation that any of the corporate documentation mentioned in this Section 6.4.2 is incorrect or should be rectified has been received.

6.5	Accounts and Accounting Principles

6.5.1	The Accounting Principles have been applied on a consistent basis during the existence of the Company.

6.5.2
The Accounts have been prepared in accordance with the Accounting Principles and they give a true and fair view of the financial position and results of the operations of the Company. Balance sheet is attached as, Appendix 6.5.

6.5.3
The Company has not pledged any assets or has any obligations, commitments or liabilities, liquidated or non-liquidated, contingent or otherwise, whether for Taxes or otherwise, in excess of what is shown in the Accounts.

6.5.4
The inventory of the Company has been subject to physical stock-taking as at the Accounts Date and adequate reserves have been made in the Accounts for slow moving items, excessive inventory levels and commercial or technical obsolescence in accordance with the Accounting Principles.

6.5.5	The value of all inventory, including finished goods, work-in-process and raw materials, has been recorded in accordance with the Accounting Principles.

6.6	Loans and Other Financial Facilities

6.6.1	There are no loans or other financial facilities available to the Company other than as set out in Appendix 6.6.1.

6.6.2
There is no event which gives, or after notice or lapse of time, or both, would give any third party the right to call for repayment from the Company prior to normal maturity of any loan or other financial facility.

6.7	Dividends and Loans

The Company has not made any payment to its shareholders or any other Person or granted or received loans or furnished securities in contravention of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) or the equivalent legislation in any relevant jurisdiction.

6.8	Title to Assets

6.8.1
The Company is the owner of the assets, tangible and intangible, that are reflected in the Accounts and has good and marketable title to all such assets, tangible and intangible, free and clear from any Encumbrance.

6.8.2	The Company does not have any lease for premises and assets, tangible and intangible, necessary for it to carry on the Business as presently conducted.

6.9	Accounts Receivable and Liquid Assets

6.9.1	There are no accounts receivable or any amount to be received by the Company at the Closing Date.

6.9.2	All liquid assets of the Company, including but not limited to bank accounts and cash, are available free and clear from any Encumbrances.

6.10	Leased Premises

6.10.1	There are no lease agreements for premises leased by the Company.

6.10.2	The Company does not own and has never owned any real estate or property.

6.11	Powers of Attorney

The Company has not issued to any Person any power of attorney or other authorisation (express or implied), which is still outstanding, to enter into any agreement or obligation or other transaction on its behalf or to bind it in any way, other than the authorisation given to its employees to enter into routine agreements in the ordinary course of business.

6.12	Agreements

6.12.1
There are no other Material Agreements than those listed in Appendix 6.12.1. The Material Agreements listed in said appendix are in full force and effect and the text of the agreements accurately reflects the contents of the agreements.

6.12.2
Neither the Seller nor the Company has received any notice that the Company is  in default under any provision of any Material Agreement, and the Company has not received or given notice of termination of any Material Agreement.

6.12.3	The Company is not:

(a)	in default under any provision of any Material Agreement and no event has occurred which would constitute such a default;

(b)	aware of, or has any reason to believe, that any counterparty to a Material Agreement is in default under any provision of any Material Agreement;

(c)	a party to any agreement containing provisions for material price re-determination or price revision except for compensation for inflation, movements in exchange rates, and discounts for bulk buying;

(d)	or has been a party to any agreement or arrangement which is or could be contravening applicable laws;

(e)
a party to or bound by any agreement, judgement or order under which the execution or performance of this Agreement (i) would give any other contracting party the right to terminate or adversely change the terms and conditions of such agreement, or that would otherwise have a negative effect for the Company, or (ii) would constitute a violation or default by the Company, or (iii) would result in the creation of an Encumbrance on any assets of the Company; or

(f)	a party to any agreement containing any terms or conditions not consistent with fair market terms, conditions and prices.

6.12.4
The Company has not sold any company, business, shares, real property or other asset where there are outstanding obligations or warranty undertakings (express or implied), except as set out in Appendix 6.12.4.

6.13	Insurance

6.13.1	The Company does not maintain insurance policies on fire, theft, loss, disruption, product and general liability and other forms of insurance.

6.14	Environmental Matters

6.14.1	The Company fully complies and has fully complied with the Environmental Laws.

6.15	Intellectual Property

6.15.1
Appendix 6.15.1 sets forth a true and complete list of all i) patent registrations and patent applications, trademarks, trademark registrations, trademark applications, designs, design registrations, design applications and domain names included in the Owned Intellectual Property, and ii) license agreements for Licensed Intellectual Property

6.15.2
The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary conduct of the Business as currently conducted or intended to be conducted and there are no other items of Intellectual Property that are necessary for the ordinary conduct of the Business or for the Business contemplated to be conducted.

6.15.3
The Company is the exclusive owner of the Owned Intellectual Property with full right of disposition and not subject to any Encumbrances, and are entitled to use the Licensed Intellectual Property in the ordinary course of the Business as currently conducted or as contemplated to be conducted.

6.15.4
The Owned Intellectual Property and the Licensed Intellectual Property are subsisting, valid, enforceable and not withdrawn, cancelled or abandoned. All Owned Intellectual Property and Licensed Intellectual Property which may be registered by the Company have been duly registered. All application fees and renewal fees for such Intellectual Property have been paid in full and the registrations and applications are in all other respects being maintained and asserted.

6.15.5
Appendix 6.15.5 sets forth a list of all litigation, proceedings, investigations, claims or actions of any nature alleging that the operation of the Business as formerly or currently conducted or as contemplated to be conducted or the use of the Owned Intellectual Property or the Licensed Intellectual Property infringes, misappropriates, or otherwise violates or conflicts with the Intellectual Property of any Person. Except as set out in Appendix 6.15.5, no litigation, proceedings, investigations, claims or actions of such nature are pending or are threatened.

6.15.6
No Person has been engaged, is engaging or is expected to engage in any activity or use of any Intellectual Property that infringes, misappropriates, or otherwise violates or conflicts with the Owned Intellectual Property or the Licensed Intellectual Property.

6.15.7
Except as set out in Appendix 6.15.7, none of the Owned Intellectual Property or Licensed Intellectual Property has been, is or is expected to become, subject to any outstanding consents, settlements or judgments restricting the use of such Intellectual Property or adversely effecting the commercial value of the Company’s right to such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property and the Company has not granted, or is obliged to grant, any licence, assignment or other right in respect of any Intellectual Property, or is obliged to disclose any Intellectual Property to any Person.

6.15.8
The consummation of the transactions contemplated by this Agreement will not cause any impairment of any Owned Intellectual Property or any termination of any license agreement for Licensed Intellectual Property or effect any change in such agreement adverse to the Buyer.

6.15.9	The Company has, with respect to third parties, maintained the confidentiality of any trade secrets and other confidential Intellectual Property related to the Business.

6.15.10
All software used by the Company is free of all viruses, worms, Trojan horses and other contaminants and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

6.15.11
No Open Source Software has been used by the Company and no product or item developed or distributed by the Company has been distributed with, or is designed to link with or access in any way any Open Source Software.

6.15.12	The Company has complied with the requirements of all licenses if any for Licensed Intellectual Property, including licenses for Open Source Software.

6.15.13
None of the activities of the Company or the employees of the Company violates any agreement or arrangement which any such employees have with former employers. All employees and consultants who contributed to the discovery or development of any of the Owned Intellectual Property have fully and finally (without any compensation remaining to be paid) assigned all rights to such Intellectual Property to the Company.

6.16	IT and Data Protection

6.16.1	The Company is not using software and is not using a Network for the Business.

6.17	Employment and Pension Agreements and Labour Controversies

6.17.1	Except as set out in Appendix 6.17.1 there are no, and the Company has not undertaken to have collective bargaining agreements of the Company.

6.17.2	NOTES 1, 2 AND 4

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 4:    Contains confidential employee related information.

6.18	Compliance with Law

6.18.1	The Company complies with and has at all times (i) complied with and (ii) conducted the Business in accordance with applicable laws relating to its operations and the Business.

6.18.2
All necessary licenses  consents, permits and authorisations have been obtained by the Company to enable the Company to carry on the Business in the places and in the manner in which such business is now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all respects. NOTE 2

6.19	Litigation

6.19.1
There are no suits, administrative, arbitration or other proceedings (including but not limited to Tax proceedings) pending or threatened againstt the Company, the Business or assets, and there are no such suits or proceedings pending or threatened by the Company against any other Person, nor are there any circumstances which may result in such suits, administrative, arbitration or other proceedings, except as set out in Appendix 6.19.1.

6.19.2
No investigation or enquiry is being or has been conducted by any governmental, fiscal, regulatory or other body in respect of the affairs of the Company, and no such investigation is pending, threatened or expected.

6.20	Taxes

6.20.1
The Company has properly filed with the appropriate tax authorities all tax returns and reports required to be filed for all tax periods ending prior to the Closing Date and such filings are true, correct and complete and all information required for a correct assessment of Taxes has been provided, and the Company is not in delay with the payment of any Taxes due to any tax authority.

6.20.2
The tax returns of the Company have been assessed and approved by the tax authorities through the tax years up to and including the years for which such assessment and approval is required and the Company is not subject to any dispute with any such authority.

6.20.3
All Taxes that have become due have been fully paid or fully provided for in the Accounts and the Company will not be liable for any additional Tax pertaining to the period before the Accounts Date. All Taxes for the period after the Accounts Date have been fully paid when due.

6.20.4	There are no tax audits, disputes or litigation currently pending with respect to the Company, and there is no basis for assessment of any deficiency in any Taxes against

6.20.5	The Company has not been involved in any transactions, which could be considered as tax evasion.

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

6.20.6
All transactions and agreements entered into by the Company with the Seller have been made on terms and conditions which do not in any way deviate from what would have been agreed between independent parties (i.e. on an arm’s length basis).

6.20.7
All losses for tax purposes incurred by the Company are trading losses and are available to be carried forward and set off against income in succeeding periods without limitation and have been accepted by the relevant tax authorities.

6.20.8	The Company is not and has not been subject to any taxation outside its respective country of fiscal residence.

6.21	The Business

6.21.1	The Company is not a party to or bound by any agreement which limits the freedom of the Company to compete in any line of business or with any Person or to transact business with any Person.

6.21.2
The Company has no interest in any other business entity or association or carries on, or has agreed to carry on, business in partnership or as an equity participant in a joint venture with any other Person.

6.21.3	The Company has not entered into any agreement or commitment or is a party to any transaction or arrangement which is not of an arm’s length nature or not made in connection with the Business.

6.21.4	There is no Encumbrance on the whole or on any part of the Business or assets of the Company except as set out in the Accounts and there is no agreement to create any such Encumbrance.

6.21.5	The Company has no outstanding offers which are capable of being binding following acceptance by any third party, except in the ordinary course of business.

6.21.6	The Company is not bound by any agreement which cannot readily be fulfilled or performed by the Company on time.

6.22	Relationship with the Seller

6.22.1
Neither the Seller, SCI, nor any of its Affiliated Persons or any other Person affiliated with the Seller, have any claims of any kind against the Company and the Company is not indebted in any way towards the Seller, SCI, any of the Seller’s Affiliated Person or any other Person affiliated with the Seller.

6.22.2
There are no agreements or arrangements between the Company and the Seller, no liabilities or obligations (contingent or otherwise) owed by the Company in respect of the Seller, and no guarantees or similar commitments issued by the Company for obligations owed by the Seller.

6.22.3	No services, which have been provided by the Seller to the Company, are necessary for the conduct of the Business in the ordinary course.

6.22.4	No payments of any kind, including but not limited to management charges, have been made by the Company to the Seller, save for payments under agreements or arrangements made on an arm’s length basis.

6.23	Information

6.23.1
All documents provided to the Buyer by or on behalf of the Seller or the Company are true and correct and no document provided to the Buyer by or on behalf of the Seller or the Company, contains any untrue statement of a relevant fact or omits to state a relevant fact necessary not to make the statements contained in the document misleading.

6.23.2
All original copies and other relevant documentation relating to agreements entered into by the Company, and other information which is relevant in relation to the activities of the Company, including historical records, are true, accurate and complete in all respects and kept in good order and are in the possession of the Company.

6.23.3
There are no facts or circumstances relating to the affairs of any of the Company which have not been disclosed to the Buyer and which, if disclosed, might reasonably have been expected to influence the decision of the Buyer to purchase the Shares on the terms of this Agreement.

6.24	Absence of Certain Changes or Events

Except as expressly set out in Appendix 6.24.1, since the Accounts Date:

(a)
the Business has been conducted in the ordinary course of business with a view to maintaining it as a going concern and no major decisions in any matters of material importance to the Business have been implemented and the Company has complied with applicable laws and has used its best efforts to maintain all material licenses, permits and authorisations required to carry on the business as presently conducted;

(b)	the Company has not issued or repaid any share capital or issued any debt instrument;

(c)
the Company has not declared or paid any dividend, group contribution or made any other distribution (including but not limited to repayment of conditional contributions) to the Seller or any other Person;

(d)
the Company  has not entered into any transaction, arrangement or agreement with the Seller, other than as contemplated by this Agreement, and no payments have been made or agreed to be made by the Company to the Seller or any of its Affiliated Persons other than pursuant to commercial arrangements in the ordinary course of business;

(e)	none of the Material Agreements have been amended or terminated and there has been no agreement to amend or terminate such agreements;

(f)
there has not occurred any change in the financial condition, any extraordinary event, loss, damage (whether covered by insurance or not) or any waiver of any debts, claims, or rights of substantial value which separately or jointly has resulted in, or may result in, a Material Adverse Effect;

(g)
the Company has not sold, acquired, invested in, assigned, transferred, pledged or otherwise encumbered, leased or otherwise disposed of any asset – or borrowed any additional funds, assumed or incurred any liability, obligation, expenditure or commitment.

(h)	The Company has not repaid any of its loans existing as at the Accounts Date, other than as required in the agreements governing such loans or in the ordinary course of business;

(i)	there has been no change of accounting methods, principles or practices or working capital principles or practices;

(j)	the Company has not deferred any payments to creditors beyond the agreed date of payment;

(k)	the Company has not amended its principles for debt collection to the effect that payments from debtors are accelerated;

(l)	all Taxes have been paid when due;

(m)	there has been no investments in fixed assets;

(n)
the Company has not amended its articles of association and has not passed any resolution in shareholders’ meetings (other than any resolution constituting ordinary business conducted at an annual shareholders’ meeting or as required in connection with this Agreement);

(o)	the Company has not created any Encumbrance over any of its assets;

(p)	the Company has not settled or waived any material claim;

(q)	the Company has not instituted any litigation proceedings or settled or waived any claim other than in relation to the collection of trade debts;

(r)	the Company has not entered into voluntary liquidation; and

(s)	neither the Seller nor the Company have agreed or arranged to do any of the foregoing.

7	Covenants of the Seller

7.1	Restrictive Covenant

7.1.1
The Seller, directly or indirectly, undertakes at all times for a period of  from the Closing Date not to, without the written consent of the Buyer, assist or have any active interest in, own any assets or shares in or act as agent or as adviser or consultant to or otherwise enter into any relationship with any customer or supplier of any of the Company, the Buyer or the EXFO Group, or to carry out any other activities which compete with the Business. NOTE 2

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

7.1.2
The Seller, directly or indirectly, undertakes at all times for a period of  from the Closing Date not to solicit the services of or endeavour to entice away from the Company, the Buyer or the EXFO Group any of its directors, managers or employees nor to employ any such person during such period of time. NOTE 2

7.1.3	NOTE 2

7.2	Co-operation by Seller

7.2.1
The Seller shall, at any time and from time to time, whether before, at, or after the Closing Date, execute and deliver any further instruments or documents and, at its own cost, take all such further action as the Buyer may reasonably request in order to consummate effectively the transaction contemplated by this Agreement and to deliver to the Buyer legal title to the Shares.

7.2.2
The Seller shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the transaction contemplated by this Agreement and to co-operate with the Buyer in connection with the foregoing, such as to provide all information and documents required for the Buyer to complete notification to the Competition Authorities. The Seller shall obtain the authorisations, consents, orders and approvals of regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the completion of the transaction contemplated by it. The Seller shall co-operate with the Buyer and promptly seek to obtain such authorisations, consents, orders and approvals as may be necessary for the performance of the Parties’ respective obligations pursuant to this Agreement.

7.3	Breach by the Seller

Should the Seller violate any of the provisions set out in Sections 7.1.1 or 7.1.2 above, the Seller shall at the Buyer’s request pay liquidated damages. The payment of liquidated damages or other damages does not affect the rights of the Buyer to take other action in relation to a violation of the provisions herein, including but not limited to injunctive relief as set out in section 18.2 below. NOTES 1 AND 2

8	Covenants of the Buyer

Subject to approval of the auditor of the Company, the Buyer undertakes to cause those Directors who retire in connection with this transaction to be granted discharge from liability for their administration until the Closing Date (or the earlier date of their retirement) at the next annual shareholders’ meeting of the Company. For the avoidance of doubt, the grant of discharge in accordance with this Section will not in any way release the Seller from its Warranties, covenants and liabilities under this Agreement.

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

9	Indemnification

9.1	Indemnification

9.1.1	The Seller shall be liable and shall indemnify the Buyer, and, after the Closing, without duplication, the Company, from and against any and all Losses.

9.1.2	NOTE 2

9.1.3	NOTE 2

9.1.4	The Buyer may deduct the amount of any Loss from any Earn-Out payment owed by the Buyer.

9.2	Limitation of Indemnification

9.2.1	NOTE 2

9.2.2	NOTE 2

(a)	NOTE 2

(b)	NOTE 2

9.2.3	NOTE 2

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

9.2.4	NOTE 2

9.2.5
This Section 9.2.5 shall not apply to any breach of Warranty in relation to Section 6.1 (Corporate Existence and Power), 6.2 (Corporate Authorisation and Non-Contravention) or 6.3 (Capitalisation and Title), above. Claims for any such breach may be made by the Buyer without any limitations.

10	Confidentiality

10.1
Each Party undertakes not to use or disclose any Confidential Information unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld) or (iv) to its professional advisers (who are bound to such party by a duty of confidentiality which applies to any information disclosed). If a Party becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.

10.2	Notwithstanding Section 10.1 above, as from the Closing Date, the Buyer shall be entitled to use and disclose any Confidential Information relating to the Company.

11	Announcements

All press releases, public announcements and public relations activities by the Parties with regard to this Agreement or the transaction contemplated by it shall be mutually approved by the Parties in advance of such release, announcement or activity. A Party shall, however, not be prevented from, after reasonable consultation with the other Party, disclosing such information which is required under law or pursuant to any order of court or other competent authority or tribunal or under any applicable stock exchange regulations or the regulations of any other recognised market place.

Notwithstanding the above, Seller shall not make any announcement whatsoever without the prior written approval of the Buyer, which shall not be unreasonably withheld.

12	Costs

Each Party shall pay its own costs and expenses in connection with the preparation and completion of the transaction contemplated by this Agreement and no such costs or expenses shall be charged to or paid by the Company.

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

13	Entire Agreement

This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

14	Amendments and Waivers

This Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision, term or condition of this Agreement shall be binding on the Parties, unless it is made in writing.

15	Notices

15.1
All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

(a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Sweden, or the fifth Business Day, if posted to or from a place outside Sweden;

(b)	delivered by hand, on the day of delivery;

(c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

15.2	All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section.

NOTES 1 AND 3

NOTE 1:    Contains seller's confidential information.
NOTE 4:    Contains third party confidential information.

NOTES 1 AND 3

15.3	For the purposes of this Agreement, “writing” or “written” shall include faxes but not e-mails.

16	Assignments

No Party may assign, delegate, sub-contract, or otherwise transfer or pledge or grant any other security interest in or over any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Buyer may transfer or assign, in whole or in part, to one or more of its Subsidiaries from time to time the right to purchase all or a portion of the Shares, provided that no such transfer will relieve the Buyer of its obligations, or affect the rights of the Seller, under this Agreement. Notwithstanding the above, the Buyer may pledge or grant security interests over its rights under this Agreement for the purpose of financing the transaction contemplated by this Agreement, including (a) any refinancing of the existing indebtedness of the Company and (b) any other facilities provided to the Buyer and/or the Company in addition to such financing.

17	Partial Invalidity

If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the remaining provisions of this Agreement shall continue in full force and effect. The Parties shall seek to amend such void, invalid or unenforceable provisions and thereby this Agreement in order to give effect to, so far as is possible, the spirit of this Agreement and to achieve the purposes intended by the Parties.

18	Governing Law and Disputes

18.1	This Agreement shall be governed by and construed in accordance with the laws of Sweden.

18.2
Any dispute, controversy or claim arising out of, or in connection with, this Agreement, or the breach, termination or invalidity of the Agreement, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce and the decision of the arbitrator(s) shall be final and binding upon the Parties both as to law and to fact snd shall not be appealable to any court in any jurisdiction. The Parties shall share the expense of the arbitrator(s) equally, unless otherwise decided by the arbitrator(s).

NOTE 1:    Contains seller's confidential information.
NOTE 4:    Contains third party confidential information.

Notwithstanding the above, Buyer or EXFO shall have the right to initiate proceedings in any competent court of law for the granting of interim measures, such as injunctions or other actions to prevent, minimize or prohibit any threatened or ongoing breach of this Agreement. NOTE 2

18.3
The place of arbitration shall be Gothenburg, Sweden. The language to be used in the arbitral proceedings shall be English. The arbitration shall be conducted by one arbitrator unless either Party requests that an arbitration tribunal composed of three (3) arbitrators shall adjuciate the dispute and such Party shall be solely responsible for the expenses of the two extra arbitrators, unless otherwise decided by the arbitrators.

18.4
The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

18.5	In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

____________________

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

This Agreement has been duly executed in three (3) original copies, of which each of the Parties has taken one (1) each.

NOTES 1, 2, 3 AND 4

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 3:    Contains third party confidential information.
NOTE 4:    Contains confidential employee related information.

APPENDIX 4.4.1 - Calculation of the Earn-outs

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

APPENDIX 4.6 - Competition Authorities

N/A

Appendix 6.3.2 - Share Capital of the Company

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

Appendix 6.4.1  - Copies of the Company's articles of association, shareholders' register and extracts from the relevant trade register

NOTE 1:    Contains seller's confidential information.

Appendix 6.5.2 - Balance Sheet

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

Appendix 6.6.1 - Loans and other Financial Facilities

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

Appendix 6.10.1 - Leased Premises

N/A

Appendix 6.12.1 - Material Agreements

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 4:    Contains confidential employee related information.

Appendix 6.12.4 - Obligations or Warranty Undertakings

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 4:    Contains confidential employee related information.

Appendix 6.15.1 - Intellectual Property

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

Appendix 6.15.5 - List of all litigation, proceedings, investigations, claims or actions

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

Appendix 6.15.7 - Owned Intellectual Property or Licensed Intellectual Property

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 3:    Contains third party confidential information.

Appendix 6.17.1 - Employment matters

NOTE 1:    Contains seller's confidential information.
NOTE 4:    Contains confidential employee related information.

Appendix 6.17.2 - Employment Agreements

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 4:    Contains confidential employee related information.

Appendix 6.19.1 - Litigation

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

Appendix 6.24.1 - Certain Events

NOTE 1:    Contains seller's confidential information.
NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

Patent Transfer Agreement

This patent transfer agreement (this “Patent Transfer Agreement”) is entered into on 5 February 2009

BETWEEN:

(1) Starta Eget Boxen 11629 AB, under change of name to AWS Holding AB, a company duly incorporated and organized under the laws of Sweden, Sweden (the “Seller”); and NOTE 1

(2) EXFO Electro-Optical Engineering Inc., a company duly incorporated and organized under the laws of Canada, having its registered address at 400 Godin Avenue, Quebec City, Province of Quebec, Canada, G1M 2K2 (the “Buyer”).

1	Background

1.1	The Seller is the owner of all title, right and interest in and to certain inventions, one of which is comprised by a pending patent application and two of which are protected under issued patents.

1.2              The Buyer is interested in acquiring the Invention, the Patents, the
Patent Rights, the Background Documents and the Know-how, all as defined below. Further, the Buyer, through a wholly owned subsidiary, is interested in acquiring a company performing business relating to the Invention, the Patents, the Patent Rights, the Background Documents and the Know-how, as defined below, and has on the day of this Patent Transfer Agreement also entered into a share transfer agreement regarding purchase of the shares of Picosolve AB, (the “Company”) from Starta Eget Boxen 11629 AB and Ettore J. Coringrato Jr. NOTE 1

1.3
The Seller agrees to sell and the Buyer agrees to purchase the Invention, the Patents, the Patent Rights, the Background Documents and the Know-how, as defined below, on the terms and conditions set out in this Agreement.

2	Definitions

In this Patent Transfer Agreement, the following definitions are used:

NOTE 1:    Contains seller's confidential information.

“Affiliated Person” means a closely related Person (Sw. närstående) as set out in Chapter 21 § 1 of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) or a Person directly or indirectly controlling, controlled by or under common control with the Seller or the Buyer (as the case may be);

“Background Documents”: means the tangible copy of all written and electronic communications between any Person that were involved in claiming rights with respect to the Patents including any patent agent involved in namely: (i) the preparation of the Patents’ application; (ii) the filing of the Patents’ applications; (iii) the registration of the Patents; (iv) the maintenance of the Patents; or (v) any other communication related to the Patents. Notwithstanding Buyer obtaining such Background Documents in accordance with the terms of this Patent Transfer Agreement, the Background Documents shall maintain their confidential and privileged status.

“Business Day” means a day when banks are open for general banking business in Sweden and in Canada;

“Buyer” means EXFO Electro-Optical Engineering Inc.;

“Confidential Information” means any information of any kind or nature whatsoever, whether written or oral, including, without limitation, this Patent Transfer Agreement and financial information, trade secrets and other information regarding the Buyer, the Invention, the Patents, the Patent Rights, the Background Documents and/or the Know-how, which is not know to the general public;

“Earn-out” means the purchase price for the Invention, the Patents, the Patent Rights, the Background Documents and the Know-how including the First Earn-out, the Second Earn-out, the Third Earn-out  and the Fourth Earn-out and as further set out in Section 3;

“Earn-Out period” has the meaning set out in section 3;

“Effective Date” means the date when this Patent Transfer Agreement becomes effective as set out in Section 4;

“Encumbrance” means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind, including any licenses;

“Invention” means the inventions, as further described in the Patents, and all-optical phase sensitive sampling arrangement that have or are yet to be submitted;

“Know-how” means the knowledge, experience, data, drawings, models and descriptions and any other information and knowledge concerning the Invention, the Patents and the Patent Rights;

“Net selling price” means the price payable by the customer, exclusive of taxes, freights, customs and other external charges;

“Open Source Software” means software licensed under terms pursuant to which the software licensed may be used, modified and/or redistributed in source code and/or object code forms without the payment of a license fee, including but not limited to those licensed approved by the Open Source Initiative (see www.opensource.org), such as the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL), the Mozilla Public Licence and the Apache License;

“Party” means the Seller or the Buyer, and “Parties” means the Seller and the Buyer, collectively;

”Patent Rights” means the Patents, as defined below, and all present and future patent applications and issued patents in every country claiming priority from the Patents including any extension, supplemental protection certification, registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination or renewal thereof and any and all present and future patent applications in relation to the Invention;

”Patents” NOTE 2

“Person” means any individual, firm, company, corporation or other corporate body, government, state or agency of a state or any joint venture, trust, association or partnership (general or limited), whether or not incorporated, and whether or not its owners enjoy limited liability, and any other legal entity;

“Seller” means Starta Eget Boxen 11629 AB, under change of name to AWS Holding AB;

“Technology” NOTE 2

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

“Valid Bookings” means confirmed purchase orders, for products developed or based on the Technology, received by the EXFO Group and accepted by the EXFO Group under their normal business terms NOTE 2

2	Assignment

2.1
The Seller hereby sells, transfers and conveys and the Buyer hereby acquires all right, title and interest in and to the Invention, the Patents, the Patent Rights, the Background Documents and the Know-how, including the right to apply for intellectual property protection such as patent protection in any country.

2.2
The Seller shall always be of reasonable assistance and further execute free of charge any document required in Buyer’s reasonable opinion for protection of the Invention and all other documents which may be required to perfect the Buyer’s title to the Invention, the Patents, the Patent Rights, the Background Documents and the Know-how.

2.3
The Buyer shall bear the costs for filing, prosecuting and maintaining the Patents and the Patent Rights incurred as from the Effective Date of this Patent Transfer Agreement, including any fees payable to patent offices for the assignment of the Patent Rights.

3	Purchase Price

3.1          Earn-out; i.e First Earn-out, Second Earn-out, Third Earn-out

and Fourth Earn-out

3.1.1
The purchase price for the Invention, the Patents, the Patent Rights, the Background Documents and the Know-how shall consist of the First Earn-out, the Second Earn-out, the Third Earn-out and the Fourth Earn-out NOTE 2

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

3.1.2	NOTE 2

3.1.3	NOTE 2

3.1.4	NOTE 2

3.1.5	NOTE 2

3.1.4	NOTE 2

3.2             Calculation of Earn-out

3.2.1	The Buyer shall calculate earned Earn-Out for the respective period above after the expiry of the period. The calculation shall be made in USD as per the Buyer’s accounting system.

Appendix 3.2.1 sets out an example of the calculation of the Earn-out amounts.

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

3.2.2	The Seller may audit the Buyers calculation of Earn-Out at any time through an Independent Accounting Firm.

3.3              Dates for Payment of the Earn-out

3.3.1	NOTE 2

3.3.2	NOTE 2

4	Effective Date

This Patent Transfer Agreement is effective as of the date of this Patent Transfer Agreement.

5	Warranties

The Seller make the following warranties, all of which are made as as of the Effective Date.

5.1
The Seller is the exclusive owner of  the Invention, the Patents, the Patent Rights, the Background Documents and the Know-how with full right of disposition and not subject to any Encumbrances, including licenses.

5.2
The Patents and the Patent Rights are subsisting, valid, enforceable and not withdrawn, cancelled or abandoned. All Invention, Patents and Patent Rights which may be registered have been duly registered. All application fees and renewal fees for such Invention, Patents and Patent Rights have been paid in full and the registrations and applications are in all other respects being maintained and asserted.

5.3	No litigation, proceedings, investigations, claims or actions of such nature are pending or are threatened in respect of the Invention, the Patents, the Patent Rights and/or the Know-how.

5.4
No Person has been engaged, is engaging or is expected to engage in   any activity or use that infringes, misappropriates, or otherwise violates or conflicts with the Invention, the Patents, the Patent Rights and the Know-how.

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.

5.5
None of the Invention, the Patents, the Patent Rights, the Background Documents and/or the Know-how has been, is or is expected to become, subject to any outstanding consents, settlements or judgments restricting the use of such Invention, Patents, Patent Rights, the Background Documents and/or Know-how or adversely effecting the commercial value of the right to such Technology, Invention, Patents, Patent Rights and/or Know-how or that would impair the validity or enforceability of such Invention, Patents, Patent Rights and/or  Know-how and the Seller, including the Seller’s predecessors, has not granted, or is obliged to grant, any licence, assignment or other right in respect of any Invention, Patents, Patent Rights, the Background Documents and/or Know-how, or is obliged to disclose any Technology, Invention, Patents, Patent Rights, the Background Documents and/or Know-how to any Person.

5.6	The consummation of the transactions contemplated by this Patent Transfer Agreement will not cause any impairment of any Invention, Patents, Patent Rights, the Background Documents and/or Know-how.

5.7
All software used by the Seller, including the Seller’s predecessors, in relation to the Invention, the Patents, the Patent Rights, the Background Documents and/or the Know-how is free of all viruses, worms, Trojan horses and other contaminants and does not contain any bugs, errors, or problems of a material nature that disrupt its operation or have an adverse impact on the operation of other software programs or operating systems.

5.8
No Open Source Software has been used in relation to the Invention, the Patents, the Patent Rights, the Background Documents and/or the Know-how and no product or item developed or distributed by the Company has been distributed with, or is designed to link with or access in any way any Open Source Software.

5.9
All employees and consultants who contributed to the discovery or development of any of the Invention, the Patents, the Patent Rights, the Background Documents and/or the Know-how have fully and finally (without any compensation remaining to be paid) assigned all rights to such  Invention, Patents, Patent Rights, the Background Documents and/or  Know-how to the Seller.

5.10	No public disclosure of the Invention or the Patents has been made that would impair patentability of the Invention or the Patent, or validity of the Patents or Patent Rights.

6	Confidentiality

The Seller undertakes not to use or disclose any Confidential Information unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the Buyer in writing (such consent not to be unreasonably withheld) or (iv) to its professional advisers (who are bound to such party by a duty of confidentiality which applies to any information disclosed). If the Seller becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the Seller shall use its reasonable endeavours to consult with the Buyer prior to any such disclosure.

7                 Announcements

All press releases, public announcements and public relations activities by the Parties with regard to this Patent Transfer Agreement or the transaction contemplated by it shall be mutually approved by the Parties in advance of such release, announcement or activity. A Party shall, however, not be prevented from, after reasonable consultation with the other Party, disclosing such information which is required under law or pursuant to any order of court or other competent authority or tribunal or under any applicable stock exchange regulations or the regulations of any other recognised market place.

Notwithstanding the above, the Seller shall not make any announcement whatsoever without the prior written approval of the Buyer, which shall not unreasonably be withheld.

8                Costs

Each Party shall pay its own costs and expenses in connection with the preparation and completion of the transaction contemplated by this Patent Transfer Agreement.

9                 Entire Agreement

This Patent Transfer Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

10              Amendments and Waivers

This Patent Transfer Agreement may only be amended by an instrument in writing duly executed by the Parties. No change, termination, modification or waiver of any provision, term or condition of this Patent Transfer Agreement shall be binding on the Parties, unless it is made in writing.

11             Notices

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Patent Transfer Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

(a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Sweden, or the fifth Business Day, if posted to or from a place outside Sweden;
(b)	delivered by hand, on the day of delivery;
(c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section.

           NOTES 1 AND 3

NOTE 1:    Contains seller's confidential information.
NOTE 3:    Contains third party confidential information.

For the purposes of this Patent Transfer Agreement, “writing” or “written” shall include faxes but not e-mails.

12             Assignments

No Party may assign, delegate, sub-contract, or otherwise transfer or pledge or grant any other security interest in or over any of its rights or obligations under this Patent Transfer Agreement without the prior written consent of the other Party, except that the Buyer may transfer or assign, in whole or in part, to one or more of its group companies from time to time the right to purchase all or a portion of the Invention, the Patents, the Patent Rights, the Background Documents and/or the Know-how, provided that no such transfer will relieve the Buyer of its obligations, or affect the rights of the Seller, under this Patent Transfer Agreement.

13             Partial Invalidity

If any provision of this Patent Transfer Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the remaining provisions of this Patent Transfer Agreement shall continue in full force and effect. The Parties shall seek to amend such void, invalid or unenforceable provisions and thereby this Patent Transfer Agreement in order to give effect to, so far as is possible, the spirit of this Patent Transfer Agreement and to achieve the purposes intended by the Parties.

14             Governing Law and Disputes

14.1	This Patent Transfer Agreement shall be governed by and in accordance with the laws of Sweden.

14.2
Any dispute arising out of or in connection with this Patent Transfer Agreement shall be finally settled by arbitration in accordance with the rules of the Arbitration Institute of the Stockholm Chamber of Commerce and the decision of the arbitrator shall be final and binding upon the Parties both as to law and to fact, and shall not be appealable to any court in any jurisdiction. The Parties shall share the expenses of the arbitrator equally, unless the arbitrator determines that expenses shall be otherwise assessed.

Notwithstanding the above, the Buyer shall have the right to initiate proceedings in any competent court of law for the granting of interim measures, such as injunctions or other actions to prevent, minimize or prohibit any threatened or ongoing breach of this Patent Transfer Agreement.

14.3
The place of arbitration shall be Göteborg, Sweden. The language to be used in the arbitral proceedings shall be English. The arbitration shall be conducted by one (1) arbitrator unless either Party requests that an arbitral tribunal composed of three (3) arbitrators shall adjuciate the dispute and such Party shall be solely responsible for the expenses of theses arbitrators, unless theses arbitrators determine that expenses shall be otherwise assessed.

14.4
The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

14.5	In case this Patent Transfer Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

_____________________

This Patent Transfer Agreement has been duly executed in two (2) original copies, of which each of the Parties have taken one (1) copy.

Place:                                                                   Place:
Date:                                                                   Date:

NOTES 2 AND 4

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.
NOTE 4:    Contains confidential employee related information.

Appendix 3.2.1

NOTE 2:    Contains confidential information that would be prejudicial to the interests of EXFO.